Limited Term Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

July 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$65,721
Class B	$330
Class C	$1,704
Class F1	$3,014
Class F2	$3,834
Total	$74,603

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4571
Class B	$0.3474
Class C	$0.3398
Class F1	$0.4504
Class F2	$0.4925

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	140,839
Class B	625
Class C	4,354
Class F1	6,587
Class F2	8,318
Total	160,723

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.85
Class B	$15.85
Class C	$15.85
Class F1	$15.85
Class F2	$15.85